Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

	Percentage Owned	State of Incorporation
Greene County Capital Trust I	100% of Common Securities	Delaware
Greene County Capital Trust II	100% of Common Securities	Delaware
GreenBank Capital Trust I	100% of Common Securities	Delaware
Civitas Statutory Trust I	100% of Common Securities	Delaware
Cumberland Capital Statutory Trust II	100% of Common Securities	Connecticut

PREDECESSOR COMPANY—SUBSIDIARIES OF GREENBANK

Superior Financial Services, Inc.	100%	Tennessee

GCB Acceptance Corporation	100%	Tennessee

Fairway Title Company (1)	100%	Tennessee

GB Holdings, LLC	100%	Tennessee

(1)	The dissolution of Fairway Title Company was completed in January 2012.